Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BVA_GGVI  (BlackRock Global Opportunities V.I. Fund (Ins
- Var Ser)
BR_CSF-WAF  (BlackRock Commodity Strategies Fund -
Agriculture Sleeve)
BR_GO_EQ  (BlackRock Global Opportunities Portfolio
(Equity)
BGO  (BlackRock Global Opportunities Equity Trust)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
06-19-2013

Security Type:
EQUITY/EQUITY


Issuer
Weyerhaeuser Company

Selling
Underwriter
Morgan Stanley & Co. LLC

Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[.]Other:

List of
Underwriter(s)
Morgan Stanley & Co. LLC, Deutsche Bank
Securities Inc., Citigroup Global
Markets Inc., Allen & Company LLC, J.P.
Morgan Securities LLC, Goldman, Sachs &
Co., Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Mitsubishi UFJ
Securities (USA) Inc., PNC Capital
Markets LLC, Wells Fargo Securities, LLC
\



Transaction Details
Date of Purchase
06-19-2013


Purchase
Price/Share
(per share / %
of par)
$27.75

Total
Commission,
Spread or
Profit
3.00%

1.	Aggregate Principal Amount
Purchased (a+b)
234,000

a.	US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
115,000

b.	Other BlackRock Clients
119,000

2.	Aggregate Principal Amount of
Offering
29,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)

0.008069



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
[ X ]	U.S. Registered Public Offering [Issuer must have 3 years
 of continuous operations]
[  ]	Eligible Rule 144A Offering [Issuer must have 3 years of
continuous operations]
[  ]	Eligible Municipal Securities [Issuer must have 3 years
of continuous operations]
[  ]	Eligible Foreign Offering [Issuer must have 3 years of
continuous operations]
[  ]	Government Securities Offering


Timing and Price (check ONE or BOTH)
[ X ]	The securities were purchased before the end of
the first day on which any sales were made, at a price
that was not more than the price paid by each other
purchaser of securities in that offering or in any
concurrent offering of the securities; and
[  ]	If the securities are offered for subscription
upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.


Firm Commitment Offering (check ONE)
[ X ] YES
[  ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.


No Benefit to Affiliated Underwriter (check ONE)
[ x ]  YES
[  ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera Global Syndicate Team Member

Date:06-21-2013





Approved by:
Steven DeLaura Global Syndicate Team Member

Date:06-21-2013